Exhibit 99.1

Intel News Release

Intel Elects Yahoo! Executive Susan Decker to Board of
Directors
John Browne to Retire

SANTA CLARA, Calif., Nov. 16, 2006 - Intel Corporation today announced that Susan Decker, chief financial officer and executive vice president, finance and administration at Yahoo!, has been elected to serve on Intel's board of directors. The company also announced that John Browne, an Intel director since 1997, is retiring from the board.

"We're extremely pleased to have Susan Decker join the Intel board," said Craig Barrett, Intel chairman. "Susan's extensive business background, leadership and understanding of the technology industry will be valuable assets to Intel.

"At the same time, we want to thank John Browne for his years of service on the Intel board. John has been an important contributor to the board for nearly 10 years. His unique insights and perspectives as one of the most successful international business leaders in the world were always highly valued. At a time when Intel was rapidly expanding its international operations John's counsel was especially important. We wish him well in the future."

Decker is a key participant in determining Yahoo!'s business strategy, has operational responsibilities for Yahoo!'s Marketplaces business unit, and is also responsible for managing and setting all aspects of the company's financial and administrative direction within key functional areas including finance, human resources, legal and investor relations. Prior to joining Yahoo! in 2000, Decker held a number of positions with Donaldson, Lufkin and Jenrette during her 14-year career with the investment banking firm.

Decker received her bachelor's degree from Tufts University with a double major in computer science and economics. She received a master's degree in business administration from Harvard Business School.

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